Exhibit 10.24

CONSULTING AGREEMENT

THIS AGREEMENT, effective as of the date provided in paragraph 3 of this Agreement, by and between BC International Corporation, a Delaware corporation having offices at 980 Washington Street, Suite 122, Dedham, MA 02026 (hereinafter referred to as “BCI”), and Dr. Lonnie O. Ingram, an individual residing at 3132 NW 57th Terrace, Gainesville, FL 32606 (hereinafter referred to as “Consultant”).

WITNESSETH:

WHEREAS, BCI desires to retain the services of a consultant with respect to consultations in the field of [***] and processes for the production of ethanol [***]; the production of these organisms or the production of useful products or processes involving the use of these organisms; [***] as they relate to the technologies described above, and the practical commercialization of the technology described above (hereinafter referred to as “Field of Services”); and

WHEREAS, Consultant has represented himself as experienced in the technology pertaining to the Field of Services.

NOW, THEREFORE, in consideration of the premises and mutual covenants of the parties and benefits accruing to Consultant under and by virtue of this Agreement, the parties agree as follows:

1.	STATEMENT OF SERVICES

1.1. Term. Consultant shall be retained by BCI as an independent consultant within the Field of Services for the term set forth in paragraph 3.2 beginning as set forth in paragraph 3.1 hereof. Consultant generally will be able to perform consultant duties in the Gainesville, Florida area where Consultant is presently located, although some reasonable amount of time in performing Consultant’s duties may need to be spent elsewhere as requested by BCI. It is understood that Consultant is employed on a full-time basis by an accredited University. The consulting services rendered by Consultant to BCI, however, will be no less than [***] nor more than [***] per year. Consultant acknowledges that he is being engaged on an exclusive basis in the Field of Services, and he agrees that during the term of this Agreement he will not provide any consulting or similar services to any third party in the Field of Services.

1.2. Duties. Consultant’s duties shall be limited to consultation with BCI with respect to the development of the subject matter within, the Field of Services, and explanation and demonstration of such subject matter. At the request of BCI, the Consultant will attend Board of Director meetings to make presentations and discuss other matters relating to the Field of Services.

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION

1.3. Best-Efforts. Consultant will use his best efforts, talents, skill and ability in the performance of the duties assigned to him, from time to time, by BCI and will devote such reasonable amount of his time and attention as may be required.

1.4. Compensation. Consultant will be paid a consulting fee of:

1.4.1. In consideration of current consulting services rendered pursuant to this Agreement, a monthly amount, payable in arrears commencing one month after the effective date hereof, and thereafter on the first day of each month during the term of this Agreement, equal to $[***] per month for [***] of the initial term of this agreement and $[***] for the [***].

1.4.2. In consideration of the intent of the parties that consulting services hereunder enhance utilization by BCI of Technology licensed from University of Florida Research Foundation, Inc. (“UFRFI”) as to which Consultant is the inventor,

(a)	an annual payment equal to [***]; and

(b)	an annual payment equal to [***]. [***].

1.5. Expenses. BCI shall reimburse Consultant within forty-five (45) days of submission for all ordinary and necessary out-of-pocket expenses incurred in connection with the consultation including reasonable cost of travel and living expenses incurred as Consultant and as authorized in advance by BCI. Consultant shall be deemed to have been so authorized if BCI requests consultation at a place other than in the area where Consultant is located.

1.6. Disability. In the event that Consultant shall be unable to perform his duties hereunder by reason of mental or physical disability, or any other reason, including unauthorized leave of absence, for more than sixty (60) consecutive days, then this Agreement may, at BCI’s discretion, be suspended as to services and as to services and as to compensation only, during such term.

1.7. Death. This Agreement shall terminate immediately upon the death of Consultant. All obligations of Consultant under paragraphs 2.2 and 2.8 below shall thereafter be borne by Consultant’s heirs and assigns. Continuing benefits pursuant to paragraphs 3.4 and 3.5, subject to paragraph 3.6, shall be for the benefit of Consultant’s heirs and assigns.

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION

1.8. Other Consideration. (a) In recognition of contributions made and services rendered by Consultant during 2003 and 2004, BCI agrees to pay Consultant the sum of $[***], with $[***] to be paid in a lump sum at the “Initial Closing” as defined in the Amended and Restated Term Sheet dated July 28, 2004 between BCI and the investors named therein (the “VC Term Sheet”) and $[***] to be paid in ten (10) equal monthly installments, with the first installment due at the “Second Closing” (as defined in the VC Term Sheet). In the event that the License Agreement is transferred, released or becomes no longer held by BCI, then all amounts described in this subparagraph (a) shall become immediately due and payable.

(b) [***].

2.	PATENTS AND SECRECY

2.1. Trade Secrets and Confidential Information. Except as required in the performance of Consultant’s duties, Consultant shall not disclose or use, either during or after his period of consultancy employment hereunder, any secret or confidential formulae, specifications, processes, trade secrets, or other business information of any nature which was obtained from BCI during the term of this Agreement except upon the prior written consent of BCI. BCI shall use reasonable efforts to identify and mark confidential or proprietary material prior to or at the time of disclosure or within a reasonable time thereafter.

2.2. Return of Confidential Information. Upon the termination of this Agreement, the Consultant shall promptly deliver to BCI all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials, including without limitation, those of a secret or confidential nature, relating to BCI’s business or the Confidential Information which are in the Consultant’s possession or control. To the extent that Consultants agreement with the University of Florida requires retention of such materials by the University, provided that the University agrees to be bound by the provisions hereof, copies shall be provided to BCI, and all material proprietary to BCI shall remain the property of BCI and remain subject to paragraph 2.1, to be used by the University for research purposes only, but not to be disclosed to third parties, licensed or otherwise used except pursuant to written agreement with BCI.

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION

2.3. Non-Competition. The Consultant agrees that during the term of this Agreement and for a period of [***] following the termination of this Agreement, the Consultant will not, directly or indirectly:

(a)	[***];

(b)	[***]; or

(c)	[***].

2.4. University Research Permitted. The non-competition provisions of paragraph 2.3 will not be construed to prevent the Consultant from conducing research at an accredited University pursuant to a research grant or as a professor employed by the University.

2.5. Enforceability. The restrictions against competition set forth in paragraph 2.3 are considered by the parties to be reasonable for the purposes of protecting BCI’s business. If any such restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too broad a range of activities or in too large a geographic area, however, the restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

2.6. Remedies. The Consultant acknowledges that BCI would be irreparably harmed and that monetary damages would not provide an adequate remedy if the Consultant breaches the provisions of this paragraph 2. Accordingly, the Consultant agrees that, in addition to all other remedies available to BCI, BCI will be entitled to specifically enforce the provisions of this paragraph 2.

In the event of any litigation between the parties with respect to an alleged breach of this Agreement, or otherwise arising out of this Agreement, the prevailing party shall be entitled to receive reimbursement for costs and expenses incurred in connection with such litigation, including reasonable attorneys’ fees.

2.7. Disclosure to BCI. Consultant represents that all of his ideas, inventions and suggestions which relate to developments within the Field of Services (the “Developments”) to date have been disclosed to and made available for licensing by BCI for no further consideration other than that already payable hereunder and under the License Agreement. During the term of this Agreement, Consultant will promptly disclose to BCI all Developments whether such be conceived by Consultant, either solely or jointly with employees of BCI, and whether or not conceived or made during Consultant’s regular working hours. All such Developments shall become the property of and shall be assigned to BCI, subject, however, to the rights of the University of Florida, or of any grantor of a grant to the University, under which Consultant is required to perform services and subject to the License Agreement between UFRFI and BCI and the Research Agreement, dated December 16, 2004 between UFRFI and BCI (the “Research Agreement”). To the extent that BCI has not contributed to their development, BCI will not own any Developments which Consultant may make not pertaining to the Field of Services. Any Developments within the Field of Service which thereby become the property of the University shall be included in the rights licensed to BCI by UFRFI pursuant to the License Agreement with BCI, without further consideration.

2.8. Patentable Information. In the event that any such ideas, inventions or suggestions which become the sole property of BCI pursuant to preceding paragraph 2.2 (or which are licensed to BCI pursuant to the License Agreement or the Research Agreement) shall be deemed by BCI to be an invention of a patentable nature, Consultant will, whether or not then acting in the capacity of a Consultant to BCI, assist BCI or its nominees to obtain, maintain, and enforce patents for said invention in the U.S. and in any and all foreign countries, and will supply evidence, give testimony, sign and execute all papers, and do all other legal and proper things, at the expense of BCI, which BCI or its nominees may deem necessary for obtaining, maintaining, and enforcing patents for said invention.

3.	TERM AND TERMINATION

3.1. Effective Date. The effective date of this Agreement (the “Effective Date”) will be the date of the “Initial Closing” as defined in the VC Term Sheet.

3.2. Initial Term. This Agreement shall continue for [***] after said effective date. Thereafter this Agreement shall continue unless either of the parties gives the other [***] written notice of its desire to terminate this Agreement.

3.3. UFRI License. This Agreement shall terminate upon any termination of the License Agreement between BCI and UFRFI, or upon any sale or other transfer of the License Agreement by BCI to any entity not affiliated with BCI unless this Agreement is assigned as provided in Section 4.2 below.

3.4. Continuation of Payments. Except as provided in sections 3.5 and 3.6, upon any termination of this Agreement, payments pursuant to Section 1.4.2(a) and (b), above, shall continue for a number of years equal to [***] plus [***] during which this Agreement has been in effect.

3.5. Certain Terminations. In the event of voluntary termination by Consultant during the original [***] term of this Agreement, or termination as a result of breach by Consultant, payments pursuant to Section 1.4.2(a) and (b), above, shall cease upon such termination. In the event of other termination, including termination resulting from, the death or disability of Consultant, such payments shall continue for a number of years determined as though this Agreement had continued in effect for its original [***] term.

3.6. Limitation on Continuation of Payments. In no event shall any payments pursuant to Section 1.4.2(a) and (b), above, continue beyond the date of termination of the License Agreement between BCI and UFRFI or the expiration of licensed patents as to which Consultant is the inventor.

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION

4.	MISCELLANEOUS

4.1. Independent Consultant. It is understood that Consultant is an independent consultant hereunder and is not to be deemed an employee of BCI for any reason.

4.2. Personal to Consultant; Assignment It is understood that this Agreement is personal to Consultant and, accordingly, neither this Agreement nor any right hereunder or interest herein may be assigned, transferred, changed or otherwise dealt with by Consultant without the prior written consent of BCI. This Agreement may not be assigned by BCI, except that (i) in the event that pursuant to the definitive documents entered into pursuant to the VC Term Sheet, BCI fails to meet certain milestones and is required to grant a sublicense to the VC Investors or an entity controlled by the VC Investors, BCI may assign this Agreement subject to receiving Consultant’s consent, not to be unreasonably withheld or delayed and (ii) BCI may assign this Agreement to any entity acquiring all or substantially all BCI’s assets, subject to receiving Consultant’s consent, not to be unreasonably withheld or delayed.

4.3. Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Florida without giving effect to principles of conflict of laws.

4.4. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto and supersedes all prior agreements and undertakings, oral and written, between the parties hereto with respect to the subject matter hereof. Except as otherwise specifically provided herein, no change, modification or addition shall be valid unless in writing and signed by or on behalf of the parties hereto.

4.5. If there are any conflicts between this agreement and the License Agreement or Research Agreement then the two latter agreements shall prevail.

4.6. The Consultant hereby represents and warrants to BCI that no third party has any rights to intellectual property that are inconsistent with or conflict with the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of December     , 2004.

BC INTERNATIONAL CORPORATION

	By:	/s/ Robert J. Johnsen
Witness		Robert J. Johnsen
President and Chief Executive Officer

CONSULTANT

/s/ Dr. Lonnie O. Ingram
Witness	Dr. Lonnie O. Ingram